Exhibit 99.1

For Additional Information:

Bryan Giglia

Vice President – Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 369-4204

SUNSTONE HOTEL INVESTORS REPORTS RESULTS OF OPERATIONS FOR

FIRST QUARTER 2008

Total Revenue increases 9.4% as Compared to First Quarter 2007

Total Hotel RevPAR increases 3.1% as Compared to First Quarter 2007

SAN CLEMENTE, CA – May 8, 2008 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced results of operations for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights (as compared to first quarter 2007):

•	Total revenue increased by 9.4% to $248.7 million.
•	Total portfolio RevPAR increased 3.1% to $116.69.
•	Comparable Portfolio RevPAR increased 1.6% to $115.36.
•	Total hotel operating profit margin increased 20 bps to 26.3%.
•	Comparable hotel operating profit margin decreased 30 bps to 26.2%.
•	Loss attributable to common stockholders per diluted share increased from $0.01 to $0.07.
•	Adjusted EBITDA increased 0.8% to $61.4 million.
•	Adjusted FFO available to common stockholders increased 1.0% to $30.2 million.
•	Adjusted FFO available to common stockholders per diluted share was flat at $0.48.

Robert A. Alter, Executive Chairman, stated, “We are pleased to report impressive year-over-year growth in total revenue, total portfolio RevPAR, and total hotel operating profit margins. In keeping with our performance over the last four quarters, we delivered results within or above our previous guidance. We continue to benefit from the substantial capital investments made in our portfolio over the past two years as several of our largest hotels continue to ramp-up. Going forward, in spite of the challenging economic environment, we believe our portfolio is well positioned for continued growth.”

SELECTED FINANCIAL DATA

($ in millions, except RevPAR and per share amounts)

	Three Months Ended March 31,
	2008	2007	Change
Total Revenue	$248.7	$227.4	9.4%
Total RevPAR	$116.69	$113.20	3.1%
Comparable RevPAR (1)	$115.36	$113.55	1.6%
Loss attributable to common stockholders	$4.2	$0.4	1063.5%
Loss attributable to common stockholders per diluted share	$0.07	$0.01	600.0%
FFO available to common stockholders (2)	$30.2	$29.9	1.0%
Adjusted FFO available to common stockholders (2)	$30.2	$29.9	1.0%
FFO available to common stockholders per diluted share (2)	$0.48	$0.48	0.0%
Adjusted FFO available to common stockholders per diluted share (2)	$0.48	$0.48	0.0%
EBITDA	$61.4	$60.9	0.8%
Adjusted EBITDA	$61.4	$60.9	0.8%
Total Hotel Operating Profit Margin	26.3%	26.1%	20 bps
Comparable Hotel Operating Profit Margin	26.2%	26.5%	(30) bps

(1)	Includes 43 "Comparable" hotels (including prior ownership periods). Excludes two "Non-comparable" hotels that experienced material and prolonged business interruption during the current or preceding calendar year (Renaissance Baltimore and Renaissance Orlando). Please refer to the Comparable Portfolio information on page 7.
(2)	Reflects series C convertible preferred stock on an "as-converted" basis.

Contemporaneously with this press release, the Company has filed its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 with the Securities and Exchange Commission.

Disclosure regarding the non-GAAP financial measures in this release is included on page 6. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 10 through 12 of this release. Disclosure regarding the Comparable Portfolio is included on page 7 of this release.

Performance Relative to Guidance

The following table reflects our guidance for the first quarter 2008 compared to our actual results.

	Guidance	Actual First Quarter 2008
Total Portfolio RevPAR Growth	2.0% to 4.0%	3.1%
Comparable RevPAR Growth	1.0% to 3.0%	1.6%
Adjusted EBITDA	$58.5 million to $61.0 million	$61.4 million
Adjusted FFO available to common stockholders per diluted share	$0.43 to $0.47	$0.48
Total Hotel Operating Profit Margin	(25) bps to (75) bps	+20 bps
Comparable Hotel Operating Profit Margin	(50) bps to (100) bps	(30) bps

Total portfolio RevPAR increased 3.1% as compared to the first quarter of 2007, driven by an increase of 4.8% in average daily room rate offset by a decrease of 120 basis points in occupancy. Comparable RevPAR, excluding two “Non-comparable” hotels that experienced material and prolonged business interruption during the current or preceding calendar year (Renaissance Baltimore and Renaissance Orlando), increased 1.6% as compared to the first quarter of 2007, driven by an increase of 4.4% in average daily room rate offset by a decrease of 200 basis points in occupancy.

Total hotel operating profit margins for the first quarter increased 20 basis points (from 26.1% to 26.3%). Comparable hotel operating profit margins for the first quarter decreased 30 basis points (from 26.5% to 26.2%) (see page 12 for a reconciliation of hotel operating income to the comparable GAAP measure).

Acquisitions, Dispositions, Investments and Financings

On February 21, 2008, the Company announced that its Board of Directors had authorized the Company to repurchase up to $150 million of its common stock during 2008. During the first quarter of 2008, the Company repurchased 734,307 shares of its common stock at an average price of $16.11 per share (including transaction costs). The Company is currently authorized by its Board of Directors to repurchase up to an additional $138.2 million of its common stock before expiration of the repurchase program on December 31, 2008.

Balance Sheet/Liquidity Update

As of March 31, 2008, the Company had approximately $69.7 million of cash and cash equivalents (including restricted cash). As of March 31, 2008, the Company had no outstanding indebtedness under its $200 million credit facility, and had $10.8 million in outstanding irrevocable letters of credit backed by the credit facility, leaving, as of that date, $189.2 million available under the credit facility. On March 31, 2008, total assets were $3.0 billion, including $2.8 billion of net investments in hotel properties, total debt was $1.7 billion and stockholders’ equity was $1.1 billion.

Hotel Renovations

During the first quarter of 2008, the Company invested $31.8 million in capital projects. Significant projects completed in the first quarter include a complete renovation of all guestrooms and the ballroom at the Marriott Boston Long Wharf, a renovation of the atrium of the Embassy Suites La Jolla; renovations of the lobby, grounds and certain meeting rooms at the Hyatt Regency Century Plaza and the addition of a new spa facility at the Renaissance Orlando.

Management Succession

On March 14, 2008, the Company announced that its Board of Directors had formed a search committee to conduct a search for a new president and chief executive officer, replacing Steven R. Goldman, who resigned in the first quarter.

Outlook

The Company is providing guidance at this time but does not undertake to make updates for any developments in its business. Achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company has provided guidance for the second quarter of 2008 as well as full year 2008. The Company’s guidance does not take into account any additional hotel acquisitions, dispositions, stock repurchases or financings during 2008. As the level of demand for U.S. lodging is highly correlated to the overall U.S. economy, changes in U.S. economic performance could have a material effect on the Company’s results of operations.

Second Quarter 2008 Outlook

For the second quarter 2008, the Company expects total portfolio RevPAR to increase approximately 4.0% to 6.0% over the second quarter of 2007 and Comparable RevPAR, excluding two “Non-comparable” hotels (the Renaissance Orlando and the Renaissance Baltimore), to increase approximately 4.0% to 6.0% over the second quarter of 2007 (see page 7 for an explanation of measures relating to comparability). Additionally, for the second quarter of 2008:

•	Income available to common stockholders is expected to be approximately $22.0 million to $24.8 million;
•	Adjusted EBITDA is expected to be approximately $86.5 million to $89.3 million;
•	Adjusted FFO available to common stockholders is expected to be approximately $54.9 million to $57.7 million;

•	Adjusted FFO available to common stockholders per diluted share is expected to be approximately $0.88 to $0.92;
•	Total hotel operating profit margins are expected to increase approximately 50—100 basis points compared to the second quarter of 2007; and
•	Comparable hotel operating profit margins are expected to increase approximately 50—100 basis points from the second quarter of 2007.

Full Year 2008 Outlook

For the full year 2008, the Company expects total portfolio RevPAR to increase approximately 2.0% to 5.0% over the full year 2007 and Comparable RevPAR, excluding two “Non-comparable” hotels (the Renaissance Orlando and the Renaissance Baltimore), to increase approximately 2.0% to 5.0% over the full year 2007. Additionally, for the full year 2008:

•	Income available to common stockholders is expected to be approximately $50.3 million to $63.8 million;
•	Adjusted EBITDA is expected to be approximately $310.0 million to $323.5 million;
•	Adjusted FFO available to common stockholders is expected to be approximately $183.4 million to $196.9 million;
•	Adjusted FFO available to common stockholders per diluted share is expected to be approximately $2.93 to $3.14;
•	Total hotel operating profit margins are expected to be from down approximately 25 basis points to up approximately 50 basis points compared to the prior year; and
•	Comparable hotel operating profit margins are expected to be from down approximately 25 basis points to up approximately 50 basis points compared to the prior year.

Dividend Update

On May 8, 2008, the Company declared a dividend of $0.35 per share payable to its common stockholders. The Company also declared a dividend of $0.50 per share payable to its Series A cumulative redeemable preferred stockholders and a dividend of $0.404 per share payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends will be paid on July 15, 2008 to stockholders of record on June 30, 2008.

The level of any future quarterly dividends will be determined by the Company’s Board of Directors after considering operating results, expected capital requirements and risks affecting the Company’s business.

Earnings Call

The Company will host a conference call to discuss first quarter results on May 8, 2008, at 2 p.m. PDT. A live web cast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, investors may dial 1-800-366-3964 (for domestic callers) or 303-262-2139 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 46 hotels comprised of 16,080 rooms primarily in the upper-upscale segment operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Starwood. For further information, please visit the Company’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; national and local economic and business conditions, including the possibility of a U.S. recession; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of May 8, 2008, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; (2) Adjusted EBITDA (as defined below); (3) Funds From Operations, or FFO; (4) Adjusted FFO (as defined below); and (5) Hotel Operating Income and Hotel Operating Profit Margin for the purpose of our operating margins.

EBITDA represents income (loss) available to common stockholders before minority interest excluding: (1) preferred stock dividends; (2) interest expense (including prepayment penalties, if any); (3) provision for income taxes, including income taxes applicable to sale of assets; and (4) depreciation and amortization. In addition, we have presented Adjusted EBITDA, which excludes: (1) the impact of any gain or loss from asset sales; (2) impairment charges; and (3) other adjustments we have identified in this release. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because these measures help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions. A reconciliation of income (loss) available to common stockholders to EBITDA and Adjusted EBITDA is set forth on pages 10 and 11. A reconciliation and the components of Hotel Operating Income and Hotel Operating Profit Margin are set forth on page 12. We believe Hotel Operating Income and Hotel Operating Profit Margin are also useful to investors in evaluating our property level operating performance.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as clarified in November 1999 and April 2002) defines FFO to mean net income (loss) (computed in accordance with GAAP), excluding gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. We also present Adjusted FFO, which excludes prepayment penalties, written-off deferred financing costs, impairment losses and other adjustments we have identified in this release. We believe that the presentation of FFO and Adjusted FFO provide useful information to investors regarding our operating performance because they are measures of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of income available to common stockholders to FFO and Adjusted FFO is set forth on pages 10 and 11.

We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, hotel operating income and hotel operating profit margin may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, hotel operating income and hotel operating profit margin should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, hotel operating income and hotel operating profit margin may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, hotel operating income and hotel operating profit margin can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

Comparable Portfolio Information

The Company’s definition of “Comparable Portfolio” includes those hotels owned as of the reporting date which have not experienced material and prolonged business interruption due to renovations, re-branding or property damage during either the calendar year presented or the preceding calendar year. For the second quarter and full year 2008, the Comparable Portfolio is expected to exclude the Renaissance Orlando and the Renaissance Baltimore. We refer to these excluded hotels as “Non-comparable” hotels. Also, the revenue and expense items associated with the Company’s two commercial laundry facilities and any guaranty payments have been shown below the hotel operating income line in presenting comparable hotel operating margins. Management believes the definition of Comparable Portfolio as well as the calculation of hotel operating income results in a more accurate presentation of the trends in RevPAR and comparable hotel operating margins of the Company’s stabilized portfolio of hotels.

***Tables to Follow***

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,300	$67,412
Restricted cash	47,367	48,442
Accounts receivable, net	45,571	36,703
Due from affiliates	132	932
Inventories	3,287	3,190
Prepaid expenses	11,785	9,021

Total current assets	130,442	165,700
Investment in hotel properties, net	2,789,153	2,786,821
Other real estate, net	14,900	14,526
Investments in unconsolidated joint ventures	30,350	35,816
Deferred financing costs, net	12,545	12,964
Goodwill	16,251	16,251
Other assets, net	13,721	17,074

Total assets	$3,007,362	$3,049,152

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$34,064	$28,540
Accrued payroll and employee benefits	11,753	18,133
Due to Interstate SHP	14,359	15,051
Dividends payable	25,784	25,995
Other current liabilities	37,072	39,817
Current portion of notes payable	10,839	9,815

Total current liabilities	133,871	137,351
Notes payable, less current portion	1,709,274	1,712,336
Other liabilities	6,066	6,034

Total liabilities	1,849,211	1,855,721
Commitments and contingencies
Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at March 31, 2008 and December 31, 2007, liquidation preference of $24.375 per share	99,546	99,496
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized. 8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at March 31, 2008 and December 31, 2007, stated at liquidation preference of $25.00 per share	176,250	176,250
Common stock, $0.01 par value, 500,000,000 shares authorized, 58,178,259 shares issued and outstanding at March 31, 2008 and 58,815,271 shares issued and outstanding at December 31, 2007	582	588
Additional paid in capital	976,959	987,554
Retained earnings	192,263	191,208
Cumulative dividends	(287,449)	(261,665)

Total stockholders’ equity	1,058,605	1,093,935

Total liabilities and stockholders’ equity	$3,007,362	$3,049,152

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues
Room	$160,826	$146,383
Food and beverage	69,743	64,094
Other operating	18,178	16,936

Total revenues	248,747	227,413

Operating expenses
Room	37,091	33,468
Food and beverage	52,026	46,534
Other operating	9,379	9,628
Advertising and promotion	13,862	12,784
Repairs and maintenance	9,927	9,132
Utilities	9,633	8,160
Franchise costs	8,286	7,574
Property tax, ground lease and insurance	14,903	13,672
Property general and administrative	28,897	26,268
Corporate overhead	6,758	7,331
Depreciation and amortization	31,575	26,179

Total operating expenses	222,337	200,730

Operating income	26,410	26,683
Equity in net losses of unconsolidated joint ventures	(1,466)	(1,351)
Interest and other income	593	679
Interest expense	(24,482)	(22,514)

Income from continuing operations	1,055	3,497
Income from discontinued operations	—	1,331

Net income	1,055	4,828
Preferred stock dividends and accretion	(5,232)	(5,187)

Loss attributable to common stockholders	$(4,177)	$(359)

Basic and diluted per share amounts:
Loss from continuing operations attributable to common stockholders	$(0.07)	$(0.03)
Income from discontinued operations	—	0.02

Basic and diluted loss attributable to common stockholders per common share	$(0.07)	$(0.01)

Weighted average common shares outstanding:
Basic and diluted	58,717	57,799

Dividends paid per common share	$0.35	$0.32

Sunstone Hotel Investors, Inc.

Reconciliation of Loss Attributable to Common Stockholders to Non-GAAP Financial Measures

(Unaudited and in thousands except per share amounts)

Reconciliation of Loss Attributable to Common Stockholders to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2008	2007
Loss attributable to common stockholders	$(4,177)	$(359)
Series A and C preferred stock dividends	5,232	5,187
Amortization of deferred stock compensation	1,049	1,245
Continuing operations:
Depreciation and amortization	31,575	26,179
Interest expense	24,063	22,239
Amortization of deferred financing fees	419	275
Unconsolidated joint venture:
Depreciation and amortization	1,274	1,233
Interest expense	1,521	1,917
Amortization of deferred financing fees	398	330
Discontinued operations:
Depreciation and amortization	—	1,407
Interest expense	—	1,205
Amortization of deferred financing fees	—	13

EBITDA	61,354	60,871

Adjusted EBITDA	$61,354	$60,871

Reconciliation of Loss Attributable to Common Stockholders to FFO and Adjusted FFO

Loss attributable to common stockholders	$(4,177)	$(359)
Series C preferred stock dividends	1,707	1,662
Real estate depreciation and amortization—continuing operations	31,402	25,960
Real estate depreciation and amortization—unconsolidated joint venture	1,274	1,233
Real estate depreciation and amortization—discontinued operations	—	1,407

FFO available to common stockholders	30,206	29,903

Adjusted FFO available to common stockholders	$30,206	$29,903

FFO available to common stockholders per diluted share	$0.48	$0.48

Adjusted FFO available to common stockholders per diluted share	$0.48	$0.48

Diluted weighted average shares outstanding (1)	62,897	62,079

(1)	Diluted weighted average shares outstanding includes the Series C Convertible Preferred Stock on an as-converted basis. Additionally, during the third quarter of 2007, the Company revised its methodology for computation of diluted earnings per share by applying the treasury stock method to unvested restricted stock awards. As a result of the revision, the unvested restricted stock awards for purposes of calculating FFO and Adjusted FFO available to common stockholders per diluted share have been decreased by 306,632 shares for the three months ended March 31, 2007.

Sunstone Hotel Investors, Inc.

Reconciliation of Income Available to Common Stockholders to Non-GAAP Financial Measures

Guidance for the Quarter Ending June 30, 2008 and Full Year 2008

(Unaudited and in thousands except per share amounts)

Reconciliation of Income Available to Common Stockholders to EBITDA and Adjusted EBITDA

	Quarter Ending June 30, 2008		Full Year December 31, 2008
	Low End of Range	High End of Range	Low End of Range	High End of Range
Income available to common stockholders	$22,000	$24,800	$50,300	$63,800
Series A preferred stock dividends	3,500	3,500	14,100	14,100
Series C preferred stock dividends	1,700	1,700	6,700	6,700
Amortization of deferred stock compensation	1,600	1,600	5,800	5,800
Continuing operations:
Depreciation and amortization	30,100	30,100	122,000	122,000
Interest expense	24,200	24,200	97,000	97,000
Amortization of deferred financing fees	400	400	1,700	1,700
Unconsolidated joint venture:
Depreciation and amortization	1,300	1,300	5,200	5,200
Interest expense	1,300	1,300	5,500	5,500
Amortization of deferred financing fees	400	400	1,700	1,700

EBITDA	86,500	89,300	310,000	323,500

Adjusted EBITDA	$86,500	$89,300	$310,000	$323,500

Reconciliation of Income Available to Common Stockholders to FFO and Adjusted FFO

Income available to common stockholders	$22,000	$24,800	$50,300	$63,800
Series C preferred stock dividends	1,700	1,700	6,700	6,700
Continuing operations:
Real estate depreciation and amortization	29,900	29,900	121,200	121,200
Unconsolidated joint venture:
Depreciation and amortization	1,300	1,300	5,200	5,200

FFO available to common stockholders	54,900	57,700	183,400	196,900

Adjusted FFO available to common stockholders	$54,900	$57,700	$183,400	$196,900

Adjusted FFO available to common stockholders per diluted share	$0.88	$0.92	$2.93	$3.14

Diluted weighted average shares outstanding (1)	62,419	62,419	62,641	62,641

(1)	Diluted weighted average shares outstanding includes the Series C Convertible Preferred Stock on an as-converted basis.

Sunstone Hotel Investors, Inc.

Comparable Hotel Operating Margins

(Unaudited and in thousands except hotels and rooms)

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
	Actual March 31, 2008 (1)	Non- comparable Hotels (2)	Comparable March 31, 2008 (3)	Actual March 31, 2007 (4)	Prior Ownership Adjustments (5)	Prior Ownership Adjustments (6)	Subtotal	Non-comparable Hotels (2)	Comparable March 31, 2007 (3)
Number of Hotels	45	(2)	43	44	1		45	(2)	43
Number of Rooms	15,620	(1,403)	14,217	15,156	464		15,620	(1,403)	14,217

Hotel operating profit margin (7)	26.3%	27.1%	26.2%	26.5%	22.4%	17.8%	26.1%	22.3%	26.5%

Hotel Revenues
Room revenue	$160,826	$(15,452)	$145,374	$146,383	$3,117	$5,451	$154,951	$(13,023)	$141,928
Food and beverage revenue	69,743	(9,903)	59,840	64,094	1,953	2,332	68,379	(8,147)	60,232
Other operating revenue	13,991	(1,334)	12,657	11,593	130	788	12,511	(951)	11,560

Total Hotel Revenues	244,560	(26,689)	217,871	222,070	5,200	8,571	235,841	(22,121)	213,720
Hotel Expenses
Room expense	37,091	(3,216)	33,875	33,468	857	1,542	35,867	(3,074)	32,793
Food and beverage expense	52,026	(6,455)	45,571	46,534	1,300	1,825	49,659	(5,583)	44,076
Other hotel expense	62,727	(6,315)	56,412	57,857	1,189	2,495	61,541	(5,719)	55,822
General and administrative expense	28,469	(3,480)	24,989	25,384	691	1,182	27,257	(2,803)	24,454

Total Hotel Expenses	180,313	(19,466)	160,847	163,243	4,037	7,044	174,324	(17,179)	157,145
Hotel Operating Income	64,247	(7,223)	57,024	58,827	1,163	1,527	61,517	(4,942)	56,575
Hotel performance guaranty	—	—	—	955			955	—	955
Non-hotel operating income	496	—	496	411			411	—	411
Corporate overhead	(6,758)	60	(6,698)	(7,331)			(7,331)	13	(7,318)
Depreciation and amortization	(31,575)	3,517	(28,058)	(26,179)			(26,179)	3,110	(23,069)

Operating Income	26,410	(3,646)	22,764	26,683	1,163	1,527	29,373	(1,819)	27,554
Equity in net losses of unconsolidated joint ventures	(1,466)	—	(1,466)	(1,351)			(1,351)	—	(1,351)
Interest and other income	593	(22)	571	679			679	(92)	587
Interest expense	(24,482)	1,244	(23,238)	(22,514)			(22,514)	1,224	(21,290)
Income from discontinued operations	—	—	—	1,331			1,331	—	1,331

Net Income	$1,055	$(2,424)	$(1,369)	$4,828	$1,163	$1,527	$7,518	$(687)	$6,831

(1)	Represents our ownership results for the 45 hotels we owned as of the end of the period.
(2)	Represents our ownership results for the two "non-comparable" hotels that experienced material and prolonged business interruption during either the current or preceding calendar year (Renaissance Baltimore and Renaissance Orlando).
(3)	Represents our ownership and prior ownership results (for the 2007 period) for 43 "comparable" hotels we owned as of March 31, 2008, excluding the two "non-comparable" hotels that experienced material and prolonged business interruption during either the current or preceding calendar year (Renaissance Baltimore and Renaissance Orlando).
(4)	Represents our ownership results for the same 44 hotels we owned as of the end of the period.
(5)	Represents prior ownership results for the 1 hotel acquired subsequent to March 31, 2007.
(6)	Represents prior ownership results for the 2 hotels acquired during the first quarter of 2007.
(7)	Hotel operating profit margin is calculated as hotel operating income divided by total hotel revenues.

Sunstone Hotel Investors, Inc.

Comparable Portfolio Operating Statistics by Region

(Unaudited)

			Three Months Ended March 31, 2008			Three Months Ended March 31, 2007			Percent Change in Comparable RevPAR
Region	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
California	18	5,529	78.3%	$161.84	$126.72	76.9%	$159.19	$122.42	3.5%
Other West (1)	7	2,123	76.7%	127.52	97.81	80.1%	117.19	93.87	4.2%
Midwest (2)	8	2,500	60.2%	132.03	79.48	64.8%	124.94	80.96	-1.8%
Middle Atlantic (3)	8	3,476	66.9%	206.76	138.32	71.6%	193.02	138.20	0.1%
South (4)	2	589	79.2%	120.58	95.50	81.8%	124.54	101.87	-6.3%

Total Comparable Portfolio	43	14,217	72.2%	$159.78	$115.36	74.2%	$153.03	$113.55	1.6%

(1)	Includes Oregon, Utah and Texas.
(2)	Includes Illinois, Michigan and Minnesota.
(3)	Includes Maryland, Massachusetts, Virginia, District of Columbia, New York and Pennsylvania. Excludes the Renaissance Baltimore which experienced material and prolonged business interruption during either the current or preceding calendar year.
(4)	Includes Florida and Georgia. Excludes the Renaissance Orlando which experienced material and prolonged business interruption during either the current or preceding calendar year.

Sunstone Hotel Investors, Inc.

Comparable Portfolio Operating Statistics by Brand

(Unaudited)

			Three Months Ended March 31, 2008			Three Months Ended March 31, 2007			Percent Change in Comparable RevPAR
Brand	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
Marriott (1)	24	7,682	72.6%	$155.09	$112.60	73.7%	$151.21	$111.44	1.0%
Hilton	6	1,955	73.5%	200.58	147.43	76.4%	183.43	140.14	5.2%
InterContinental	3	665	55.1%	109.33	60.24	73.5%	107.14	78.75	-23.5%
Hyatt	3	1,331	79.6%	196.95	156.77	76.6%	189.32	145.02	8.1%
Other Brand Affiliations (2)	4	1,385	77.0%	150.19	115.65	80.5%	150.34	121.02	-4.4%
Independent	3	1,199	63.0%	101.02	63.64	63.7%	92.59	58.98	7.9%

Total Comparable Portfolio	43	14,217	72.2%	$159.78	$115.36	74.2%	$153.03	$113.55	1.6%

(1)	Excludes the Renaissance Baltimore and Renaissance Orlando which experienced material and prolonged business interruption during either the current or preceding calendar year.
(2)	Includes a Sheraton, a Wyndham, a Fairmont and a W Hotel.

Sunstone Hotel Investors, Inc.

Debt Summary

(Unaudited – dollars in thousands)

Debt	Collateral	Interest Rate/ Spread	Maturity Date	March 31, 2008 Balance	Recent Events (1)	May 1, 2008 Balance
Fixed Rate Debt
Secured Mortgage Debt	1 hotel	5.92%	2010	$81,000		$81,000
Secured Mortgage Debt (2)	11 hotels	5.95%	2011	248,164		248,164
Secured Mortgage Debt (3)	2 hotels	4.98%	2012	65,000		65,000
Secured Mortgage Debt	Rochester laundry facility	9.88%	2013	4,642		4,642
Secured Mortgage Debt (3)	10 hotels	5.34%	2015	271,714		271,714
Secured Mortgage Debt (3)	2 hotels	5.21%	2016	196,593		196,593
Secured Mortgage Debt	1 hotel	5.69%	2016	48,000		48,000
Secured Mortgage Debt	1 hotel	5.66%	2016	34,000		34,000
Secured Mortgage Debt	1 hotel	5.58%	2017	75,000		75,000
Secured Mortgage Debt	1 hotel	5.58%	2017	176,000		176,000
Secured Mortgage Debt	1 hotel	6.14%	2018	65,000		65,000
Secured Mortgage Debt	1 hotel	6.60%	2019	70,000		70,000
Secured Mortgage Debt	1 hotel	5.95%	2021	135,000		135,000
Exchangeable Senior Notes	Guaranty	4.60%	2027	250,000		250,000

Total Fixed Rate Debt				1,720,113		1,720,113
Credit Facility	Unsecured	L + 0.90% – 1.50%	2011	—	$20,000	20,000

TOTAL DEBT				$1,720,113	$20,000	$1,740,113

Preferred Stock
Series A cumulative redeemable preferred		8.00%	perpetual	$176,250	—	$176,250

Series C cumulative convertible redeemable preferred		6.63%	perpetual	$100,000	—	$100,000

Debt Statistics
% Fixed Rate Debt				100.0%		98.9%
% Floating Rate Debt				0.0%		1.1%
Average Interest Rate (4)				5.51%		5.49%
Weighted Average Maturity of Debt (includes amounts outstanding on the Credit Facility) (5)				9.01 years		8.94 years

(1)	Reflects additional draws on our credit facility.
(2)	Cross-collateralized loan with life insurance company.
(3)	Individual, non cross-collateralized loans.
(4)	Assumes LIBOR of 2.7%.
(5)	Assumes the exchangeable senior notes remain outstanding to maturity. If the exchangeable senior notes were redeemed upon the first call date, the weighted average maturity date would be 7.0 years.